Exhibit 99
FOR IMMEDIATE RELEASE
CONTACT:

CNA MEDIA:
Katrina Parker, 312/822-5167	ANALYSTS:
Sarah J. Pang, 312/822-6394

CNA SURETY MEDIA: John Corcoran, 312/822-1371	Nancy M. Bufalino, 312/822-7757 Marie Hotza, 312/822-4278 David C. Adams, 312/822-2183
CNA FINANCIAL COMPLETES ACQUISITION OF CNA SURETY
CHICAGO, JUNE 10, 2011 — CNA Financial Corporation (“CNA Financial”) (NYSE: CNA) and CNA Surety Corporation (“CNA Surety”) announced today the successful completion of CNA Financial’s acquisition of CNA Surety. CNA Surety is now a wholly-owned indirect subsidiary of CNA Financial.
On April 21, 2011, CNA Financial and CNA Surety announced the entry into a definitive merger agreement providing for the acquisition of the shares of CNA Surety not already owned by CNA Financial and its subsidiaries. Pursuant to the merger agreement, Surety Acquisition Corporation, a subsidiary of CNA Financial, commenced a tender offer on May 11, 2011 to acquire all of the outstanding shares of common stock of CNA Surety not owned by CNA Financial or its subsidiaries. As previously announced, the tender offer expired at midnight on June 8, 2011 and all of the shares tendered in the tender offer have been accepted for payment.
On June 10, 2011, Surety Acquisition Corporation was merged with and into CNA Surety in accordance with the merger agreement. As a result of the merger, all shares of CNA Surety common stock held by the minority stockholders of CNA Surety that were not tendered in the tender offer were, subject to appraisal rights under Delaware law, converted into the right to receive $26.55 per share in cash, the same consideration paid in the tender offer. Effective after the close of market today, trading in CNA Surety common stock on the New York Stock Exchange will cease.
About CNA
Serving businesses and professionals since 1897, CNA is the country’s seventh largest commercial insurance writer and the 13th largest property and casualty company. CNA’s insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA’s services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. CNA is a registered trademark of CNA Financial Corporation.
Forward-Looking Statement
This press release may include statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements generally include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates”, and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA Financial or CNA Surety. For a detailed description of other risks and uncertainties affecting CNA Financial and CNA Surety, please refer to CNA Financial’s filings with the SEC, available at www.cna.com, and CNA Surety’s filings with the SEC, available at www.cnasurety.com.
Any forward-looking statements made in this press release are made by CNA Financial as of the date of this press release. Further, CNA Financial does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA Financial’s expectations or any related events, conditions or circumstances change.
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